Exhibit 5.1

March 3, 2023

Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, MN 55344

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-256797)

Ladies and Gentlemen:

We have acted as counsel to Nuwellis, Inc., a Delaware corporation (the “Company”), in connection with (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of (a) a Registration Statement on Form S-3 (File No. 333-256797) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), declared effective on July 2, 2021, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”) and (b) a prospectus supplement to the Base Prospectus, dated as of March 3, 2023 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) of an aggregate indeterminate amount having an aggregate public offering price not to exceed $10,000,000 (the “Shares”) that may be issued and sold under the At The Market Offering Agreement, dated as of March 3, 2023 (the “Sales Agreement”), by and between the Company and Ladenburg Thalmann & Co., Inc., as the manager.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Prospectus Supplement, including all supplements and amendments thereto, and the Sales Agreement.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the federal law of the United States and the Delaware General Corporation Law.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares covered by the Registration Statement and the Prospectus Supplement have been duly authorized by the Company and, when  issued, sold, and delivered by the Company in accordance with, and as described in, the Registration Statement and the Prospectus Supplement and in the manner set forth in the Sales Agreement, against payment therefor, will be validly issued, fully paid and non-assessable.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

Nuwellis, Inc.
March 3, 2023

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours, /s/ HONIGMAN LLP

Honigman LLP

PDT/JQW/EAAL/RZK

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402